Exhibit 99.1

Ortho Clinical Diagnostics Names Evelyn Dilsaver

to Board of Directors

Former CEO of Charles Schwab Investment Management will also serve as audit committee chair

RARITAN, N.J. (Feb. 23, 2021) – Ortho Clinical Diagnostics (Nasdaq: OCDX), one of the world’s largest pure-play in vitro diagnostics (IVD) companies dedicated to transforming patient care, today announced that Evelyn Dilsaver, former CEO of Charles Schwab Investment Management, has been appointed as a member of its board of directors and will serve as audit committee chair.

Dilsaver served as the president and CEO of Charles Schwab Investment Management, the mutual fund arm of The Charles Schwab Corp. ($3.25 trillion assets under management), from 2004 to 2007, during which time she successfully grew the business from $132 billion to more than $200 billion in assets. She also served in various leadership roles at Schwab for more than 16 years, including controller and chief of staff to the co-CEO. Dilsaver began her career at Ernst & Young, where she specialized in the banking and savings and loan industries.

A celebrated businesswoman, Dilsaver received the NACD 100 Directorship Award (2020), was named “Outstanding Director” (2014), received the “Forever Influential Award” (2010) and was named as one of the “100 Most Influential Women” (2004-2009) by the San Francisco Business Times.

“Evelyn is a recognized leader in her field and is known for her strategic vision and financial acumen,” said Chris Smith, chairman and chief executive officer, Ortho. “As we enter our next phase of growth and evolution, we believe her deep financial expertise and broad leadership experience will greatly benefit Ortho.”

Dilsaver holds several corporate board of director positions, including Blue Shield of California (2009 – present), TempurSealy (NYSE: TPX) (2009 – present), Protiviti (2013 – present), Health Equity (Nasdaq: HQY) (2014 – present) and Bailard Real Estate Investment Fund (2015 – present). She also serves as a board member of several nonprofit organizations, including Blue Shield Foundation (2014 – present) and The Commonwealth Club (2008 – present). Dilsaver’s previous board positions include Aeropostale Inc., High Mark Funds and the Russell ETF.

She earned her Bachelor of Science degree in accounting from California State University – Hayward and completed the Stanford Senior Executive Program in 1996. She was awarded an honorary Doctor of Humane Letters from Cal State East Bay in 2016.

“Ortho Clinical Diagnostics is at the epicenter of the evolution in clinical diagnostic testing and is well positioned to continue making its mark during this pivotal time in the industry,” Dilsaver said. “I look forward to contributing to the board’s work, particularly as the company begins its next phase of operations as a public company.”

Ortho Clinical Diagnostics  |  www.orthoclinicaldiagnostics.com

Exhibit 99.1

About Ortho Clinical Diagnostics

Ortho Clinical Diagnostics (Nasdaq: OCDX) is one of the world’s largest pure-play in vitro diagnostics (IVD) companies dedicated to transforming patient care.

More than 800,000 patients across the world are impacted by Ortho’s tests each day. Because Every Test is a LifeTM, Ortho provides hospitals, hospital networks, clinical laboratories and blood banks around the world with innovative technology and tools to ensure test results are fast, accurate, and reliable. Ortho's customized solutions enhance clinical outcomes, improve efficiency, overcome lab staffing challenges and reduce costs.

From launching the first product to determine Rh+ or Rh- blood type, developing the world’s first tests for the detection of antibodies against HIV and hepatitis C, introducing patented dry-slide technology and marketing the first U.S. Food and Drug Administration-authorized high-volume antibody and antigen tests for COVID-19, Ortho has been a pioneering leader in the IVD space for over 80 years.

The company is powered by Ortho CareTM, an award-winning, holistic service and support program that ensures best-in-class technical, field and remote service and inventory support to laboratories in 130 countries around the globe.

For more information, visit Ortho’s website or social media  channels: LinkedIn, Twitter, Facebook and YouTube.

# # #

Media Contact:

Elaine Colón

Ortho Media Relations

M: +1 908 295 1579

media@orthoclinicaldiagnostics.com

Ortho Clinical Diagnostics  |  www.orthoclinicaldiagnostics.com